Exhibit 4.12

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into as of March 18, 2015, by and among Attunity Ltd., an Israeli company (the “Company”), the persons and entities listed on Exhibit A hereto (as may be amended from time to time pursuant to Section 3.7 hereof, the “Sellers”), and Frank Gelbart, as the Stockholders’ Representative (the “Stockholders’ Representative”).

Recitals

WHEREAS, the Company, the Stockholders’ Representative and certain other parties, are parties to an Agreement and Plan of Merger, dated as of March 5, 2015 (the “Merger Agreement”); and

WHEREAS, as contemplated by the Merger Agreement, the Sellers have been or will be issued with a number of Company Ordinary Shares (“Merger Shares”) equal to their portion of (i) the Closing Share Consideration, (ii) the Holdback Share Consideration (if and to the extent issued and released), and (iii) the Parent Ordinary Shares portion of the Earn-Out Payment Amount, if any (the "Earnout Shares"), all in accordance with Merger Agreement and as set forth in the Final Payment Spreadsheet;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  GENERAL.

1.1          Definitions.  All capitalized terms not otherwise defined in this Agreement shall have the meanings assigned thereto in the Merger Agreement.  As used in this Agreement the following terms shall have the following respective meanings:

(a)           "Accredited Holder" means a Holder who is a Company Accredited Investor and who will be issued, at the Closing, at least 5,000 Company Ordinary Shares.

(b)           “Company Ordinary Shares” means Ordinary Shares, par value NIS 0.4 each, of the Company.

(c)           “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

(d)           “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(e)           “Form F-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f)            “Holder” means any Person owning of record Registrable Securities who is a party to this Agreement.

(g)           “Person” means any individual, corporation, company, partnership, trust, governmental or quasi-governmental entity or other entity.

(h)           “Registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(i)           “Registrable Securities” means all the Merger Shares issued or issuable to the Sellers pursuant to the Merger Agreement (and any securities that may be issued or distributed in respect thereof by way of stock dividend, stock split or other similar distribution, recapitalization or reclassification); excluding, however, any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, (ii) transferred in a transaction in which registration rights under this Agreement are not assignable, or (iii) held by a Seller (together with its affiliates) if all Registrable Securities held by and issuable to such Seller (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period (it being agreed that, solely for such purpose, each Holder shall not be deemed an affiliate of the Company).

(j)           “Registrable Securities then outstanding” shall be the number of shares of the Company Ordinary Shares that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

(k)          “Registration Expenses” shall mean all expenses (exclusive of underwriting discounts and commissions) incurred by the Company in complying with Sections 2.1 and 2.2 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(l)           “SEC” or “Commission” means the Securities and Exchange Commission.

(m)          “Securities Act” shall mean the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

(n)           “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of the Registrable Securities.

(o)           “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction (iii) a registration related to stock issued upon conversion of debt securities.

SECTION 2.  REGISTRATION.

2.1      Piggyback Registrations.  If, within six (6) months following the Closing (but without any obligation to do so), the Company proposes to register any of its securities on a Form F-3 for purposes of a public offering of securities of the Company for its own account or as part of a secondary offering of securities of the Company, but excluding Special Registration Statements, the Company shall notify all Accredited Holders of Registrable Securities in writing at least ten (10) days prior to the filing of such Form F-3 and shall use its commercially reasonable efforts to include in such registration statement all or part of such Registrable Securities held by each Accredited Holder who requests its Registrable Securities to be included in such registration statement.  Each Accredited Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within ten (10) days after delivery of the above-described notice from the Company, so notify the Company in writing.  Such notice shall state the intended method of disposition of the Registrable Securities by such Accredited Holder.

(a)           Underwriting.  If the registration statement of which the Company gives notice under this Section 2.1 is for an underwritten offering, the Company shall so advise the Accredited Holders of Registrable Securities.  In such event, the right of any such Accredited Holder to include Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Accredited Holder’s participation in such underwriting and the inclusion of such Accredited Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Accredited Holders proposing to distribute their Registrable Securities through such underwriting shall, as a condition to their right to include such securities in the offering, enter into an underwriting agreement in customary form (including any related lock-up provisions included therein) with the underwriter or underwriters selected for such underwriting by the Company.  Notwithstanding any other provision of this Agreement, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to any other Person (other than an Accredited Holder of Registrable Securities) exercising a contractual right existing as of the date hereof to demand and include its securities in such registration; third, to the Accredited Holders on a pro rata basis between the Accredited Holders who requested to include their Registrable Securities in such registration (based on the number of Registrable Securities then held by such Accredited Holders and provided that any securities thereby allocated to an Accredited Holder that exceed such Accredited Holder’s request shall be reallocated among the remaining requesting Accredited Holders in like manner); and fourth, to any other stockholder of the Company (other than an Accredited  Holder) that is entitled to include its Company Ordinary Shares in such registration.  If any Accredited Holder disapproves of the terms of any such underwriting, such Holder may elect, if he or it has not theretofore executed the underwriting agreement, to withdraw therefrom by written notice to the Company and the underwriter, delivered within no more than three (3) business days after the Holder learned of such terms and in any event at least ten (10) business days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(b)           Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.1 at any time and whether or not any Accredited Holder has elected to include securities in such registration, and shall promptly notify any Accredited Holder that has elected to include shares in such registration of such termination or withdrawal.  The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.3 hereof.

(c)           For the sake of clarity, only Registrable Securities held (as opposed to issuable) by the Accredited Investors immediately prior to the day of the filing of the Form F-3 shall be included in such F-3 pursuant to this Section 2.1.

2.2      Form F-3 Registration.  In case that following the Closing, and in no event earlier than the time that the SEC Compliant Financial Statements have been obtained in accordance with the Merger Agreement, the Company shall receive from  any Holder or Holders of Registrable Securities of at least 30% of the Registrable Securities then outstanding (the “F-3 Initiating Holders”) a written request or requests that the Company effect a registration on Form F-3 (or any successor to Form F-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a)           promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)           use all commercially reasonable efforts to effect, as promptly as reasonably practicable, such registration and all such qualifications and compliances as may be so reasonably requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request delivered to the Company within fifteen (15) days after receipt of such written notice from the Company, except that the Company shall not be required to effect a registration pursuant to this Section 2.2 in the following events:

(i)             if Form F-3 is not available for such offering by the Holders;

(ii)           if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than two million dollars ($2,000,000); or

(iii)          if within twenty (20) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.2, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement; or

(iv)           if the Company shall furnish to the Holders a certificate, signed by the Company’s chief executive officer or chief financial officer, stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form F-3 registration to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than seventy five (75) days after the request of the F-3 Initiating Holders is given (the “Blackout Period”); provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period; and provided further that upon notice by the Company to the F-3 Initiating Holders of any such determination, each F-3 Initiating Holder shall keep the fact of any such notice strictly confidential and, during any Blackout Period, promptly halt any offer, sale, trading or transfer by it of any Registrable Securities pursuant to the Form F-3 for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of any prospectus or prospectus supplement covering any Registrable Securities for the duration of the Blackout Period and, if so directed by the Company, shall deliver to the Company any copies then in its possession of any such prospectus or prospectus supplement; or

(v)           if the Company has already effected, within the twelve (12) month period preceding the date of such request, one registration for the Holders pursuant to this Section 2.2;

(vi)          if the Company has already effected two registrations on Form F-3 for the Holders pursuant to this Section 2.2; or

(vii)         in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction.

(c)           Subject to the foregoing, the Company shall file a Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders.  Registrations effected pursuant to this Section 2.1 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.

(d)           For purposes of Section 2.2, a registration shall not be counted as “effected” if, as a result of the application of the provisions in Section 2.2(e), fewer than 51% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

(e)           Notwithstanding anything in this Agreement to the contrary, if the SEC limits the number of Registrable Securities that may be included in any Form F-3 registration statement due to limitations on the use of Rule 415 of the Securities Act, then the Company shall so advise all Holders of Registrable Securities which were proposed to be registered in such registration statement, and the number of shares that may be included in such registration statement shall be allocated to the Holders of such Registrable Securities so requesting to be registered on a pro rata basis, based on the number of Registrable Securities then held by all such Holders.

(f)            Notwithstanding anything in this Agreement to the contrary, if at the time that the Form F-3 is filed under this Section 2.2, either the Holdback Share Consideration or the Earnout Shares have not yet been issued to the Holder, the Holder may still include, subject to applicable Legal Requirements, (i) the full maximum amount of the Holdback Share Consideration to which the Holder may be entitled pursuant to the Merger Agreement and in accordance with the Final Payment Spreadsheet and (ii) up to 10% of the maximum amount of the Earnout Shares to which it may be entitled pursuant to the Merger Agreement and in accordance with the Final Payment Spreadsheet; it being agreed that, for such purpose, the maximum Earnout Shares issuable to such Seller shall be computed based on the Average Price immediately preceding the Closing.

2.3      Expenses of Registration.  Except as specifically provided herein, all Registration Expenses and reasonable fees and disbursements not to exceed fifty thousand dollars ($50,000) of a single special counsel for the Holders incurred in connection with each registration, qualification or compliance pursuant to Section 2.1 or 2.2 herein shall be borne by the Company.  All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered.  The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2, the request of which has been subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, as the case may be, unless the withdrawal is based upon material adverse information concerning the Company of which the F-3 Initiating Holders were not aware at the time of such request and the withdrawal of such request is made with reasonable promptness upon learning of such material adverse information.  If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.  If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to this Section 2.3, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(b) to undertake any subsequent registration.

2.4      Obligations of the Company.  Whenever required to effect the registration of any Registrable Securities, the Company shall, as promptly as reasonably possible (subject to the other conditions and limitations set forth hereunder):

(a)           prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for at least one hundred eighty (180) days or, if earlier, until the Holder or Holders have completed the distribution related thereto.  Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(b)           Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(c)           Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction.

(d)           In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.

(e)           Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(f)            Use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

(g)           Use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed.

(h)           Provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i)            Promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company that are, and cause the Company’s officers, directors, employees, and independent accountants to supply all information that is, reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, (A) as reasonably necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith, and (B) subject to such parties entering into customary confidentiality agreement(s) with the Company.

2.5      Delay of Registration; Furnishing Information.

(a)           No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying, or an order causing the filing of, any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b)           It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1 or 2.2 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as is reasonably required by the Company or its Representatives to effect the registration of their Registrable Securities.

(c)           The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2.

2.6      Indemnification.  In the event any Registrable Securities are included in a registration statement under Sections 2.1 or 2.2:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, legal counsel and accountant for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages and the Company will promptly reimburse each such Holder, partner, member, officer, director, underwriter or controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating, or defending any claim or proceeding from which Damages may result; provided however, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any Damages, if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, stockholder, officer, director, legal counsel, accountant, underwriter, controlling Person of such Holder or other aforementioned Person.

(b)           To the extent permitted by law, each Holder, severally and not jointly, will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each Person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter and any other Holder selling securities under such registration statement (collectively (without the  Company, each of its directors, its officers and each Person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, or any underwriter), the “Holder Indemnified Parties”), against any Damages in each case only to the extent (and only to the extent) that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by such Holder (but not any other Holder) expressly for use in connection with such registration; and each such Holder will promptly reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Holder, in connection with investigating or defending any claim or proceeding from which Damages may result, provided however, that the indemnity agreement contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such Damage if such settlement is effected without the prior written consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further, that the total amounts payable in indemnity by a Holder under this Section 2.6(b) in respect of any Damage shall not exceed the net proceeds received by such Holder in the registered offering out of which such Damage arises.

(c)           Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.6 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6.

(d)           To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.6, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.6(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.6(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)           The obligations of the Company and Holders under this Section 2.6 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 2.6 would apply that is covered by a registration statement filed before the termination of this Agreement, the obligations of the Company and the Holders under this Section 2.6 shall also survive the termination of this Agreement.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the prior written consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(f)            Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in actual conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7      Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may not be assigned without the prior written consent of the Company, except by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) if such transfer is of at least 10,000 Company Ordinary Shares and the transferee (i) is a member or members of the Holder’s immediate family (spouse, brother, sister, parent, son or daughter) or to a corporate entity wholly owned by such Holder if such Holder is an individual, (ii) is an entity controlled by, controlling, or under common control with such Holder if such Holder is a corporation, (iii) is a partner or affiliated partnership managed by the same management company or managing (general) partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing (general) partner if such Holder is a limited or general partnership, or (iv) is a fund (or shareholder or partner of any such fund), or beneficiary of a trust or an account or other arrangement, managed by such Holder or by the general partner or managing entity of such Holder or by an affiliate thereof; provided, further however, that (a) such transferor shall, within ten (10) days prior to such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (b) such transferee shall agree in writing to be bound by and be subject to the terms and conditions of this Agreement (and, if required by the Merger Agreement or applicable Ancillary Agreements, such agreements).

2.8      Lock-Up. Nothing herein is intended to modify or derogate from, and each Holder acknowledges and agrees to, the lock-up provisions imposed on the Holder pursuant to Section 1.8(s) of the Merger Agreement.

2.9      Agreement to Furnish Information.  If requested by the Company or the representative of the underwriters of Company Ordinary Shares (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be reasonably required by the Company or such representative in connection with any registration statement to be effected hereunder where the Holder is one of the selling shareholders. The underwriters of the Company’s shares are intended third party beneficiaries of Section 2.9 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.10    Rule 144 Reporting.  With a view to making available to the Holders the benefits of SEC Rule 144 and all other rules and regulations of the SEC which may at any time permit a Holder to sell securities of the Company to the public without registration shall:

(a)           Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act; and

(b)           File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act.

2.11    Termination of Registration Rights.  No Holder shall be entitled to exercise any right provided for in (i) Section 2.1 after six months following the Closing and (ii) Section 2.2, three (3) years following the Closing.

2.12    Grant of Registration Rights to Third Parties. Nothing in this Agreement shall limit the Company's ability to grant to any third party, in its sole and absolute discretion, rights with respect to the registration of any securities issued or to be issued by the Company.

SECTION 3.  MISCELLANEOUS.

3.1       Effectiveness. The terms and conditions set forth in this Agreement shall become effective as of the Effective Time and shall continue in effect until all the Merger Shares (and any outstanding shares or other securities issued by the Company directly or indirectly with respect to such Merger Shares by way of dividend, stock split, or distribution) have either ceased to be Registrable Securities or ceased to be held by the Sellers. If for any reason the Merger Agreement validly terminates without a Closing having occurred, then this Agreement shall be of no force or effect and there shall not be any liabilities of any kind hereunder.

3.2      Governing Law.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.  THE STATE OR FEDERAL COURTS LOCATED WITHIN DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS.  EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 3.9 BELOW. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

3.3      Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES, IF ANY, AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.4      Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

3.5      Entire Agreement.  This Agreement, the Exhibits and Schedules hereto, the Merger Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, supersedes all other agreements between or among any of the parties with respect to the subject matter hereof, and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.  Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

3.6      Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.7      Amendment and Waiver.  This Agreement may be amended only by an agreement in writing executed by the Company and the Stockholders’ Representative. Any such amendment shall be binding on all the Sellers, whether or not they execute such amendment. Either party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

3.8      Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

3.9      Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto.

3.10    Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

3.11    Additional Holders.  Notwithstanding anything to the contrary contained herein, if additional Sellers entitled to become parties to this Agreement under the Merger Agreement provide their countersignatures to this Agreement (and other reasonably required information by the Company) following the date hereof but not later than 10 days thereafter, they shall be included within the definition of both “Holder” (and, if applicable, "Accredited Holder") and Exhibit A shall be updated accordingly, effective within one Business Day following receipt by the Company of such countersignature (and other reasonably required information by the Company).

3.12    Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.  Facsimile signatures or signatures exchanged via electronic transmission in pdf format or other comparable format shall be accepted the same as an original signature.  A photocopy of this Agreement may be used in any action brought to enforce or construe this Agreement.

3.13    Stockholders’ Representative. The Sellers and Stockholders’ Representative acknowledge that the provisions of Section 8.12 of the Merger Agreement shall govern their relationship under this Agreement, mutatis mutandis.

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In Witness Whereof, the parties hereto have executed this Registration Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

Attunity Ltd.

By:_______________________

Its:_______________________

In Witness Whereof, the parties hereto have executed this Registration Rights Agreement as of the date set forth in the first paragraph hereof.

Frank Gelbart
(AS STOCKHOLDERS' REPRESENTATIVE)

_________________
     Frank Gelbart

In Witness Whereof, the parties hereto have executed this Registration Rights Agreement as of the date set forth in the first paragraph hereof.

SELLERS:

___________________________________
(Print name of individual or entity)

___________________________________
(Signature)

___________________________________
(Name, if applicable)

___________________________________
(Title, if applicable)

Address:____________________________
 ____________________________
 ____________________________
Email:________________________

EXHIBIT A

SCHEDULE OF SELLERS

SELLERS – ACCREDITED INVESTORS

NAME	ADDRESS	CLOSING SHARE CONSIDERATION	HOLDBACK SHARE CONSIDERATION*	MAXIMUM EARNOUT SHARES (FOR REGISTRATION PURPOSES)*

* SEE SECTION 2.2(F) OF THIS AGREEMENT.

SELLERS – UN-ACCREDITED INVESTORS

NAME	ADDRESS	CLOSING SHARE CONSIDERATION	HOLDBACK SHARE CONSIDERATION*	MAXIMUM EARNOUT SHARES (FOR REGISTRATION PURPOSES)*

* SEE SECTION 2.2(F) OF THIS AGREEMENT.